Exhibit 10.52

SECOND AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (“Amendment”) is entered into as of November 3, 2008 (the “Effective Date”), by and among Bates Private Capital Incorporated, an Oregon corporation (“Seller”), John E. Bates (“Bates”), Rob J. Lee (“Lee”), Nancy S. Ranchel (“Ranchel”), Michael D. Weiner (“Weiner”) and Jennifer L. Stout (“Stout”), LECG, LLC, a California limited liability company (“Purchaser”), and LECG Corporation, a Delaware corporation (“Parent”).  Bates, Lee, Ranchel, Weiner and Stout are individually referred to herein each as a “Principal” and collectively as the “Principals.”  The Seller and the Principals are collectively referred to herein as the “Seller Entities.”

RECITALS

A.            Purchaser, Parent and the Seller Entities are parties to that certain Asset Purchase Agreement dated as of August 1, 2005, amended by that certain First Amendment to Asset Purchase Agreement dated August 15, 2005 (as amended, the “Asset Purchase Agreement”).

B.            Purchaser and the Seller Entities wish to accelerate and modify the Earn Out Payments (as defined in the Asset Purchase Agreement) and have agreed to substitute any remaining Earn Out Payments with the payments specified in this Amendment.

C.            Purchaser intends to re-assign certain Bates Persons to different sectors within Purchaser’s operations, which re-assignments will cause Purchaser to propose certain modifications (the “Compensation Modifications”) to the compensation arrangements currently in effect under the Expert Agreements (as defined in the Asset Purchase Agreement).  The Compensation Modifications to be proposed are not part of the consideration for the restructuring of the Earn Out Payments provided for herein.

D.            To accomplish the foregoing and such other matters as are described below, Purchaser, Parent and the Seller Entities wish to amend the Asset Purchase Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the Recitals above, the mutual agreements contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.            Definitions.  Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Asset Purchase Agreement.

2.           Earn Out Payments.

a.           The end date for the Earn Out Period, as stated in Section 3.3 of the Asset Purchase Agreement, is hereby replaced with the Effective Date; provided, however, that for purposes of determining the Principals’ compensation under the Expert Agreements, the end date for the Earn Out Period shall be deemed to be July 31, 2011 until such time as any Compensation Modifications have been agreed to in writing by Purchaser and the respective Principals.

b.           Purchaser will make a final Earn Out Payment pursuant to Section 3.3 of the Asset Purchase Agreement in the aggregate amount of Three Million Eight Hundred Fifty-Thousand Dollars ($3,850,000) (the “Final Earn Out Payment”).  The Final Earn Out Payment will be made in two installments as follows:  (i) Two Million Dollars ($2,000,000) will be paid on the Effective Date, and (ii) One Million Eight Hundred Thousand Dollars ($1,850,000) will be made on or before January 15, 2009.  Delinquent amounts will bear interest at 12% per annum until paid.  For the avoidance of doubt, no further Earn Out Payments will be due and payable after delivery of both installments of the Final Earn Out Payment.

c.           The parties hereto agree that the provisions of Section 3.3.5 of the Asset Purchase Agreement have no force and effect with respect to the Final Earn Out Payment.

d.           The parties hereby acknowledge and agree that all prior Earn Out Payments paid and received prior to the date hereof reflect full and valid payment of all amounts earned and payable as Earn Out Payments during the Earn Out Period prior to the date hereof, and all of such payments are hereby ratified and confirmed without the right of offset or deduction.

3.             Compensation Modifications.  Purchaser and each of the Principals agree to review and negotiate in good faith with respect to any respective Compensation Modifications proposed by Purchaser, without inferring any obligation on the part of a Principal to forego any existing rights to compensation.

4.             Bates Name.  The parties hereto agree that any and all uses of the name “Bates Private Capital” by the parties, their employees, agents and affiliates will cease as of December 1, 2008.

5.             Notices.  Section 20 of the Asset Purchase Agreement is hereby amended to delete the two addresses to which copies of notices to Parent are to be sent and to replace them with the following:

Deanne M. Tully, Esq.
General Counsel
LECG Corporation
2000 Powell Street, Suite 600
Emeryville, California 94608
Fax: (510) 653-9898

and

Emily J. Yukich, Esq.
Folger Levin & Kahn, LLP
1900 Avenue of the Stars, Suite 2800
Los Angeles, California 90067
Fax: (310) 556-3770

6.           Limited Release.  Subject to full payment of the Final Earnout Payment on or before the respective installment due dates by Purchaser hereunder, the Seller Entities, and each of them, for himself, herself or itself and for his, her or its respective heirs, executors, administrators, agents and assigns, hereby forever release, waive, discharge and covenant not to sue Purchaser, Parent or any of their respective predecessors, successors, parent entities, subsidiaries, shareholders, related entities of any nature, officers, directors, present or former employees, executors, administrators, agents and assigns, with respect to any and all claims, assertions of claims, debts, demands, actions, suits, expenses, attorneys’ fees, costs, damages and liabilities (“Claims”) arising out of or related to Purchaser’s obligations under the Asset Purchase Agreement with respect to the calculation or payment of the Earn Out Payments that exist as of the Effective Date.  This release does not preclude or relate to Claims associated with a breach of this Amendment by Purchaser or Parent.

With respect to the foregoing release, each Seller Entity understands and for valuable consideration hereby expressly waives all of the rights and benefits of Section 1542 of the California Civil Code, which section reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his  or her settlement with the debtor.”

7.             No Further Modification or Amendment.  Except as expressly set forth in this Amendment, the Asset Purchase Agreement has not been modified or amended in any respect and continues in full force and effect on the date hereof.

8.             Counterparts.  This Amendment may be signed in two or more counterparts, each signed by one or more of the parties hereto so long as each party will sign at least one counterpart of this Amendment, all of which taken together will constitute one and the same instrument.  Signatures delivered by facsimile or electronic file format will be treated in all respects as originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives.

PURCHASER:			PARENT:

LECG, LLC A California limited liability company			LECG Corporation, A Delaware corporation

By:	LECG Corporation		By:	/s/ Steven R. Fife
Its:	Sole Manager
			Its:	Chief Financial Officer
	By:	/s/ Steven R. Fife

	Its:	Chief Financial Officer

SELLER ENTITIES:

Bates Private Capital, Incorporated an Oregon corporation (now known as Oswego Partners, Inc.)

			By:	/s/John E. Bates

			Its:	Principal

/s/ John E. Bates
John E. Bates

/s/ Rob J. Lee
Rob J. Lee

/s/ Nancy S. Ranchel
Nancy S. Ranchel

/s/ Michael D. Weiner
Michael D. Weiner

/s/ Jennifer L. Stout
Jennifer L. Stout